Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources to Acquire Oil Properties

Houston, May 3, 2010 – Vanguard Natural Resources, LLC (NYSE VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to acquire producing oil and gas assets in Mississippi, Texas and New Mexico for $113.1 million from a private seller. The properties to be acquired have estimated total proved reserves of 4.7 million barrels of oil equivalent, of which approximately 96% are oil reserves and 61% are proved developed. At closing of this transaction later this month, net production attributable to the assets being acquired should be approximately 850 Boe/d. The effective date of the acquisition is May 1, 2010 and the Company anticipates closing this acquisition on or before May 27, 2010.

Scott W. Smith, President and Chief Executive Officer, commented that “This acquisition of primarily oil properties has all the attributes we are looking for as we continue to profitably grow the Company. The margins associated with the oil production are extremely high due to the very low operating costs and we have an inventory of proven behind pipe opportunities and proved undeveloped locations that we and our operating partners intend to develop over the next 3 to 4 years. With this level of activity we believe we can invest a relatively small percentage of our cash flow and still maintain the production rate from these properties over this period. We intend to add hedges covering a substantial portion of the estimated production from this acquisition at very attractive pricing for the next several years. These strategies will insure these properties will be a significant contributor to our cash flow for the balance of this year and for several years thereafter.”

After closing this transaction, management intends to recommend to the Company’s Board of Directors an increase in the quarterly distribution rate for the second quarter 2010 distribution payable on August 13, 2010.  The Company is currently distributing $0.525 per quarter ($2.10 annualized).

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release, the related financing plans, and statements with respect to future distributions. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

SOURCE: Vanguard Natural Resources, LLC